Exhibit 99.1

Spartanburg-Based First National Bancshares, Inc. Listed on NASDAQ - Symbol:
FNSC

          SPARTANBURG, S.C., Nov. 1 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC), the bank holding company for Spartanburg- based First National Bank of the South, today announced that the Nasdaq National Market has approved its application to transfer the listing of its common stock from the OTC Bulletin Board.

          The Nasdaq National Market consists of over 3,000 companies that have a national or international shareholder base, have applied for listing, meet stringent financial requirements and agree to specific corporate governance standards.  The company’s stock continues to trade under the current symbol of FNSC.

          Jerry L. Calvert, President and CEO, said, “We are extremely excited to begin trading shares on NASDAQ.  We believe that this listing on the National Market will increase our credibility while enhancing our financial resources for strategic growth and expansion.  We trust that this opportunity will allow us to better serve our investors by providing additional liquidity and visibility for our shares, as well as our bank.”

          First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is traded on the Nasdaq National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates four full-service offices, three in Spartanburg County under the name First National Bank of Spartanburg and a newly opened office in Mount Pleasant, South Carolina.  The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at http://www.firstnational-online.com.

          First National’s stock price closed at $24.00 per share on October 31, 2005.

          Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy or adverse changes in our asset quality, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

          SOURCE  First National Bancshares, Inc.
          -0-                                                  11/01/2005 /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc.,
+1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com /